Exhibit 10.13
September 22, 2016

Re: Offer of Employment by Giddy Inc.
Dear Mark:
I am very pleased to confirm our offer to you of employment with Giddy Inc. (the "Company"). You will initially report to Naeem Ishaq in the position of Senior Finance & strategy Analyst. This is a full-time exempt position. The terms of our offer and the benefits currently provided by the Company are as follows:

1.Starting Salary. Your starting salary will be $110,000.00 per year and will be subject to annual review. Your official start date will be October 03, 2016.

2.Benefits. In addition, you will be eligible to participate in regular health insurance, and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

3.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

4.No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Exhibit 10.13
5.Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to 25,000 shares of Common Stock of the Company under our 2013 Stock Equity Incentive (the “Plan”) at the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest quarterly over the course of four (4) years, with a one-year cliff, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to (a) the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company, and (b) the Company obtaining and the Board’s approval of a 409A valuation of the Company’s Common Stock. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

6.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7.Tax Matters.

a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

a.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

8.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9.Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

Exhibit 10.13

Acceptance. This offer will remain open until September 23, 2016 at 5:30pm. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States as well as the results of a background check. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Jared Yaman
Jared Yaman, COO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Mark Zimowski
Mark Zimowski	Date signed:	9/23/2016